Exhibit 99.1

Mercantile Bank Corporation Reports Strong First Quarter 2019 Results

Continued strength in core profitability and loan originations highlight quarter

GRAND RAPIDS, Mich., April 16, 2019 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $11.8 million, or $0.72 per diluted share, for the first quarter of 2019, compared with net income of $10.9 million, or $0.66 per diluted share, for the respective prior-year period. A bank owned life insurance claim and a gain on the sale of a former branch facility during the first quarter of 2019 increased net income by approximately $1.8 million, or $0.11 per diluted share, while the successful collection of certain commercial loan relationships during the prior-year first quarter increased reported net income by approximately $1.7 million, or $0.10 per diluted share. Excluding the impacts of these specific transactions, diluted earnings per share increased $0.05, or nearly 9 percent, during the current-year first quarter compared to the prior-year first quarter.

“We are very pleased to start 2019 with a quarter that depicts continued strength in core profitability and loan originations,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our robust financial results reflect a strong net interest margin, increased fee income, and controlled overhead costs. Based on our healthy loan pipelines and sound financial condition, we are confident that our demonstrated solid operating results will continue in future periods, and we are in a position to take advantage of future growth opportunities.”

First quarter highlights include:

●	Strong earnings and capital position
●	Robust net interest margin
●	Growth in key fee income categories
●	Controlled overhead costs
●	Sound asset quality, as depicted by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category
●	Annualized net loan growth of nearly 7 percent
●	New commercial term loan originations of approximately $125 million
●	Continued strength in commercial and residential loan pipelines
●	Increased regular quarterly cash dividend

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $37.3 million during the first quarter of 2019, up $2.7 million, or 7.8 percent, from the prior-year first quarter. Net interest income during the first quarter of 2019 was $30.6 million, up $0.4 million, or 1.5 percent, from the first quarter of 2018, primarily reflecting a higher level of earning assets.

The net interest margin was 3.88 percent in the first quarter of 2019. The yield on average earning assets equaled 4.89 percent during the first quarter of 2019, up from 4.70 percent during the prior-year first quarter primarily due to a change in earning mix and an increased yield on commercial loans, the latter mainly reflecting the positive impact of higher interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee raising the targeted federal funds rate by 25 basis points in each of March, June, September, and December 2018. On average, higher-yielding loans represented 86.8 percent of earning assets during the first quarter of 2019, up from 84.4 percent during the prior-year first quarter, while lower-yielding interest-earning deposits represented 2.1 percent of earning assets during the current-year first quarter, down from 4.1 percent during the respective 2018 period. The cost of funds equaled 1.01 percent during the first quarter of 2019, up from 0.64 percent during the respective 2018 period mainly due to increased costs of time deposits, borrowed funds, and certain non-time deposit accounts, and a change in funding mix. Increased reliance on more costly wholesale funds during the first quarter of 2019 was necessitated by various funding requirements, including loan growth and seasonal deposit withdrawals by certain business customers for bonus and tax payments. The net interest margin of 4.06 percent during the prior-year first quarter benefited from the successful collection of certain nonperforming commercial loan relationships that were paid in full, while a higher level of interest-earning deposits negatively impacted the margin during the same time period. Excluding the impacts of these factors, the net interest margin equaled approximately 3.85 percent during the first quarter of 2018.

Net interest income and the net interest margin during the first quarter of 2019 and the prior-year first quarter were affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. Increases in interest income on loans totaling $0.2 million and $2.3 million were recorded during the first quarters of 2019 and 2018, respectively. An increase in interest expense on subordinated debentures totaling $0.2 million was recorded during both the current-year first quarter and prior-year first quarter. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance.

Mercantile recorded provision expense of $0.9 million during the first quarter of 2019, compared to no provision expense during the respective 2018 period. The provision expense recorded during the current-year first quarter mainly reflected ongoing net loan growth. No provision expense was made during the prior-year first quarter in light of net loan recoveries being recorded during the period.

Noninterest income during the first quarter of 2019 was $6.6 million, compared to $4.4 million during the prior-year first quarter. Noninterest income during the first quarter of 2019 included a bank owned life insurance claim of $1.3 million and a gain on the sale of a former branch facility of $0.6 million. Excluding the impacts of these transactions, noninterest income increased $0.4 million, or 8.2 percent, during the current-year first quarter compared to the respective 2018 period. The higher level of noninterest income primarily reflected increased mortgage banking activity income and credit and debit card income. Increased service charges on accounts and payroll processing fees also contributed to the higher level of noninterest income.

Noninterest expense totaled $21.8 million during the first quarter of 2019, up $0.7 million, or 3.2 percent, from the prior-year first quarter. The higher level of expense primarily resulted from increased salary costs, mainly reflecting pay increases for all hourly employees that went into effect on April 1, 2018, and annual employee merit pay increases.

Mr. Kaminski continued, “As expected, our net interest margin remained robust during the first quarter of 2019, reflecting our continuing focus on risk-based loan pricing and prudent underwriting. We are pleased to report growth in certain fee income categories, illustrating the success of ongoing strategic initiatives, and remain committed to controlling overhead costs. The enhancement of mortgage banking activity income through increased market share remains a priority. To further our market penetration, we continue to hire proven mortgage loan originators when opportunities arise. We are also hopeful that recent declines in residential mortgage loan rates will spur increased refinance activity and create additional mortgage banking activity income.”

Balance Sheet

As of March 31, 2019, total assets were $3.55 billion, up $188 million, or 5.6 percent, from December 31, 2018. Interest-earning deposits and total loans increased $158 million and $46.6 million, respectively, over the same time period. The growth in interest-earning deposits mainly stemmed from certain deposit-gathering initiatives and an increase in wholesale funds. During the twelve months ended March 31, 2019, total loans were up $248 million, or 9.7 percent. Approximately $125 million in commercial term loans to new and existing borrowers were originated during the first quarter of 2019, as ongoing sales and relationship-building efforts resulted in increased lending opportunities. As of March 31, 2019, unfunded commitments on commercial construction and development loans totaled approximately $147 million, which are expected to be largely funded over the next 12 to 18 months.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “We are very pleased with the net loan growth achieved during first quarter of 2019, which was largely fueled by increases in commercial and industrial loans and owner-occupied commercial real estate loans. New commercial term loan originations during the quarter were once again in line with quarterly originations over the past few years. Members of our lending team continue to identify and attract new client relationships and meet the needs of our existing customers with a continuing commitment to sound quality and appropriate pricing. We also remain mindful of growing the portfolio in adherence with internal initiatives, which includes maintaining the combined commercial and industrial loan and owner-occupied commercial real estate loan portfolios at a minimum percentage of total commercial loans. Our residential mortgage portfolio grew for the twelfth consecutive quarter, a majority of which consists of adjustable rate residential mortgage loans, reflecting the continuing success of strategic initiatives intended to increase our market penetration. Based on our current commercial loan and residential mortgage loan pipelines, we are confident that solid loan growth can be realized in future periods.”

As of March 31, 2019, commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 58 percent of total commercial loans, a level that has remained relatively consistent and in line with internal proportional initiatives.

Total deposits at March 31, 2019 were $2.61 billion, up $147 million from December 31, 2018. Local deposits and brokered deposits were up $75.0 million and $72.3 million, respectively, during the first three months of 2019. The growth in local deposits was mainly driven by a special time deposit campaign that was introduced in mid first quarter and that has since ended, along with an increase in business money market accounts. Wholesale funds were $570 million, or approximately 18 percent of total funds, as of March 31, 2019, compared to $474 million, or approximately 16 percent of total funds, as of December 31, 2018. A substantial portion of the growth in wholesale funds during the first quarter of 2019 occurred in January; the monies were used primarily to fund strong loan growth recorded in late 2018 and early 2019 and offset typical and expected seasonal business deposit withdrawals used for bonus and tax payments, as well as to maintain sufficient balance sheet liquidity.

Asset Quality

Nonperforming assets at March 31, 2019, were $4.5 million, or 0.1 percent of total assets, compared to $5.0 million, or 0.2 percent of total assets, at December 31, 2018, and $8.1 million, or 0.3 percent of total assets, at March 31, 2018. The decline in nonperforming assets during the twelve months ended March 31, 2019, mainly reflects successful loan collection efforts and sales of bank-owned properties that were no longer being used or considered for use as bank facilities. The level of past due loans remains nominal, and loan relationships on the internal watch list have remained relatively consistent in number and dollar volume.

During the first quarter of 2019, loan charge-offs totaled $0.2 million while recoveries of prior period charge-offs equaled $0.1 million, providing for net loan charge-offs of $0.1 million, or an annualized 0.01 percent of average total loans.

Capital Position

Shareholders’ equity totaled $384 million as of March 31, 2019, an increase of $8.5 million from year-end 2018. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.4 percent as of March 31, 2019, compared to 12.3 percent at December 31, 2018. At March 31, 2019, the Bank had approximately $77 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,421,025 total shares outstanding at March 31, 2019.

As part of a $20 million common stock repurchase program announced in January 2015 and later expanded by $15 million in April 2016, Mercantile repurchased approximately 119,000 shares for $3.6 million, or a weighted average all-in cost per share of $30.23, during the first quarter of 2019. Since the program’s inception, Mercantile repurchased approximately 1,275,000 shares for $29.0 million, or a weighted average all-in cost per share of $22.77. Future share repurchases totaling $6.0 million can be made under the program.

Mr. Kaminski concluded, “In light of our continuing financial strength, we are well-positioned to further enhance shareholder value and meet targeted growth goals. Our sustained cash dividend program and related competitive dividend yield demonstrate our commitment to increasing shareholder value. As reflected by growth in the commercial and residential loan portfolios and deposits, our emphasis on building and cultivating value-added relationships continues to successfully attract new customers as well as retain existing clients. We are very excited about Mercantile’s future and are confident that the sound financial results achieved during the first quarter of 2019 will continue in the current year and beyond.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.5 billion and operates 46 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2019	2018	2018

ASSETS
Cash and due from banks	$46,322,000	$64,872,000	$47,278,000
Interest-earning deposits	168,572,000	10,482,000	163,879,000
Total cash and cash equivalents	214,894,000	75,354,000	211,157,000

Securities available for sale	337,876,000	337,366,000	336,988,000
Federal Home Loan Bank stock	18,002,000	16,022,000	11,036,000

Loans	2,799,639,000	2,753,085,000	2,551,204,000
Allowance for loan losses	(23,135,000)	(22,380,000)	(19,974,000)
Loans, net	2,776,504,000	2,730,705,000	2,531,230,000

Premises and equipment, net	50,109,000	48,321,000	46,300,000
Bank owned life insurance	69,789,000	69,647,000	69,010,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	5,084,000	5,561,000	7,044,000
Other assets	30,023,000	31,458,000	31,662,000

Total assets	$3,551,754,000	$3,363,907,000	$3,293,900,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$857,734,000	$889,784,000	$830,187,000
Interest-bearing	1,753,240,000	1,573,924,000	1,709,866,000
Total deposits	2,610,974,000	2,463,708,000	2,540,053,000

Securities sold under agreements to repurchase	111,235,000	103,519,000	104,894,000
Federal Home Loan Bank advances	384,000,000	350,000,000	220,000,000
Subordinated debentures	46,369,000	46,199,000	45,688,000
Accrued interest and other liabilities	15,447,000	25,232,000	14,925,000
Total liabilities	3,168,025,000	2,988,658,000	2,925,560,000

SHAREHOLDERS' EQUITY
Common stock	305,346,000	308,005,000	310,601,000
Retained earnings	83,107,000	75,483,000	68,283,000
Accumulated other comprehensive income/(loss)	(4,724,000)	(8,239,000)	(10,544,000)
Total shareholders' equity	383,729,000	375,249,000	368,340,000

Total liabilities and shareholders' equity	$3,551,754,000	$3,363,907,000	$3,293,900,000

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2019	March 31, 2018

INTEREST INCOME
Loans, including fees	$35,789,000	$32,315,000
Investment securities	2,441,000	2,196,000
Other interest-earning assets	407,000	470,000
Total interest income	38,637,000	34,981,000

INTEREST EXPENSE
Deposits	4,804,000	3,085,000
Short-term borrowings	104,000	57,000
Federal Home Loan Bank advances	2,234,000	945,000
Other borrowed money	850,000	695,000
Total interest expense	7,992,000	4,782,000

Net interest income	30,645,000	30,199,000

Provision for loan losses	850,000	0

Net interest income after provision for loan losses	29,795,000	30,199,000

NONINTEREST INCOME
Service charges on accounts	1,077,000	1,053,000
Credit and debit card income	1,337,000	1,243,000
Mortgage banking income	1,057,000	884,000
Payroll services	505,000	482,000
Earnings on bank owned life insurance	1,630,000	331,000
Other income	1,026,000	388,000
Total noninterest income	6,632,000	4,381,000

NONINTEREST EXPENSE
Salaries and benefits	13,015,000	12,337,000
Occupancy	1,762,000	1,772,000
Furniture and equipment	635,000	548,000
Data processing costs	2,216,000	2,128,000
Other expense	4,202,000	4,362,000
Total noninterest expense	21,830,000	21,147,000

Income before federal income tax expense	14,597,000	13,433,000

Federal income tax expense	2,773,000	2,552,000

Net Income	$11,824,000	$10,881,000

Basic earnings per share	$0.72	$0.66
Diluted earnings per share	$0.72	$0.66

Average basic shares outstanding	16,429,571	16,595,115
Average diluted shares outstanding	16,435,176	16,604,325

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2019	2018	2018	2018	2018
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$30,645	30,818	29,840	29,225	30,199
Provision for loan losses	$850	0	400	700	0
Noninterest income	$6,632	5,370	4,708	4,550	4,381
Noninterest expense	$21,830	21,958	21,650	21,414	21,147
Net income before federal income tax expense	$14,597	14,230	12,498	11,661	13,433
Net income	$11,824	11,573	10,123	9,446	10,881
Basic earnings per share	$0.72	0.70	0.61	0.57	0.66
Diluted earnings per share	$0.72	0.70	0.61	0.57	0.66
Average basic shares outstanding	16,429,571	16,594,412	16,611,411	16,601,400	16,595,115
Average diluted shares outstanding	16,435,176	16,600,108	16,619,295	16,610,819	16,604,325

PERFORMANCE RATIOS
Return on average assets	1.39%	1.39%	1.22%	1.17%	1.36%
Return on average equity	12.75%	12.40%	10.64%	10.25%	12.07%
Net interest margin (fully tax-equivalent)	3.88%	3.98%	3.87%	3.92%	4.06%
Efficiency ratio	58.56%	60.68%	62.67%	63.40%	61.15%
Full-time equivalent employees	631	630	637	667	640

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	5.21%	5.08%	4.91%	4.92%	5.14%
Yield on securities	2.82%	2.80%	2.70%	2.64%	2.61%
Yield on other interest-earning assets	2.40%	2.20%	1.98%	1.80%	1.52%
Yield on total earning assets	4.89%	4.80%	4.60%	4.60%	4.70%
Yield on total assets	4.56%	4.46%	4.28%	4.27%	4.37%
Cost of deposits	0.77%	0.63%	0.56%	0.53%	0.50%
Cost of borrowed funds	2.43%	2.22%	2.14%	2.01%	1.83%
Cost of interest-bearing liabilities	1.47%	1.26%	1.11%	1.02%	0.94%
Cost of funds (total earning assets)	1.01%	0.82%	0.73%	0.68%	0.64%
Cost of funds (total assets)	0.94%	0.76%	0.68%	0.63%	0.60%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$211	603	386	777	2,271
Trust preferred - increase interest expense	$171	171	171	171	171
Core deposit intangible - increase overhead	$477	477	477	530	556

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$44,932	44,448	66,829	62,032	40,937
Purchase mortgage loans originated	$29,891	29,729	47,704	41,239	25,137
Refinance mortgage loans originated	$15,041	14,719	19,125	20,793	15,800
Total mortgage loans sold	$21,502	21,805	30,713	24,114	19,813
Net gain on sale of mortgage loans	$698	829	1,116	851	729

CAPITAL
Tangible equity to tangible assets	9.41%	9.68%	9.98%	9.87%	9.63%
Tier 1 leverage capital ratio	11.16%	11.41%	11.76%	11.81%	11.50%
Common equity risk-based capital ratio	10.46%	10.41%	10.93%	11.03%	11.04%
Tier 1 risk-based capital ratio	11.84%	11.80%	12.35%	12.49%	12.52%
Total risk-based capital ratio	12.56%	12.50%	13.05%	13.19%	13.20%
Tier 1 capital	$379,334	373,721	382,829	375,167	367,546
Tier 1 plus tier 2 capital	$402,469	396,102	404,521	396,334	387,520
Total risk-weighted assets	$3,204,295	3,167,655	3,100,158	3,003,778	2,935,367
Book value per common share	$23.37	22.70	22.84	22.57	22.19
Tangible book value per common share	$20.05	19.37	19.50	19.20	18.79
Cash dividend per common share	$0.26	1.00	0.24	0.22	0.22

ASSET QUALITY
Gross loan charge-offs	$174	354	169	273	654
Recoveries	$79	1,042	294	766	1,127
Net loan charge-offs (recoveries)	$95	(688)	(125)	(493)	(473)
Net loan charge-offs (recoveries) to average loans	0.01%	(0.10% )	(0.02% )	(0.08% )	(0.08% )
Allowance for loan losses	$23,135	22,380	21,692	21,167	19,974
Allowance to originated loans	0.89%	0.88%	0.88%	0.89%	0.87%
Nonperforming loans	$4,138	4,141	4,852	4,965	5,742
Other real estate/repossessed assets	$396	811	948	842	2,384
Nonperforming loans to total loans	0.15%	0.15%	0.18%	0.19%	0.23%
Nonperforming assets to total assets	0.13%	0.15%	0.18%	0.18%	0.25%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$45	0	0	0	0
Construction	$0	0	0	0	0
Owner occupied / rental	$3,404	3,555	3,908	3,650	3,571
Commercial real estate:
Land development	$0	0	0	0	0
Construction	$0	0	0	0	0
Owner occupied	$791	1,363	1,543	1,957	3,913
Non-owner occupied	$62	0	0	0	0
Non-real estate:
Commercial assets	$207	17	331	180	620
Consumer assets	$25	17	18	20	22
Total nonperforming assets	$4,534	4,952	5,800	5,807	8,126

NONPERFORMING ASSETS - RECON
Beginning balance	$4,952	5,800	5,807	8,126	9,403
Additions - originated loans & former bank facilities	$539	1,247	999	300	1,426
Merger-related activity	$0	0	5	17	29
Return to performing status	$0	0	0	0	(175)
Principal payments	$(382)	(1,836)	(857)	(778)	(1,557)
Sale proceeds	$(429)	(128)	(147)	(1,807)	(299)
Loan charge-offs	$(146)	(57)	(3)	(50)	(597)
Valuation write-downs	$0	(74)	(4)	(1)	(104)
Ending balance	$4,534	4,952	5,800	5,807	8,126

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$839,207	822,723	818,113	776,995	739,805
Land development & construction	$45,892	44,885	39,396	37,868	31,437
Owner occupied comm'l R/E	$551,517	548,619	542,730	533,075	531,152
Non-owner occupied comm'l R/E	$835,679	816,282	811,767	818,376	794,206
Multi-family & residential rental	$127,903	127,597	94,101	95,656	96,428
Total commercial	$2,400,198	2,360,106	2,306,107	2,261,970	2,193,028
Retail:
1-4 family mortgages	$316,315	307,540	301,765	283,657	264,996
Home equity & other consumer	$83,126	85,439	89,545	91,229	93,180
Total retail	$399,441	392,979	391,310	374,886	358,176
Total loans	$2,799,639	2,753,085	2,697,417	2,636,856	2,551,204

END OF PERIOD BALANCES
Loans	$2,799,639	2,753,085	2,697,417	2,636,856	2,551,204
Securities	$355,878	353,388	337,603	342,178	348,024
Other interest-earning assets	$168,572	10,482	28,193	69,402	163,879
Total earning assets (before allowance)	$3,324,089	3,116,955	3,063,213	3,048,436	3,063,107
Total assets	$3,551,754	3,363,907	3,300,106	3,288,521	3,293,900
Noninterest-bearing deposits	$857,734	889,784	879,442	884,470	830,187
Interest-bearing deposits	$1,753,240	1,573,924	1,629,368	1,645,341	1,709,866
Total deposits	$2,610,974	2,463,708	2,508,810	2,529,811	2,540,053
Total borrowed funds	$544,566	513,220	401,575	373,642	373,824
Total interest-bearing liabilities	$2,297,806	2,087,144	2,030,943	2,018,983	2,083,690
Shareholders' equity	$383,729	375,249	379,465	374,919	368,340

AVERAGE BALANCES
Loans	$2,787,430	2,706,617	2,658,092	2,596,828	2,552,070
Securities	$354,459	343,597	342,593	340,990	348,431
Other interest-earning assets	$67,915	30,564	61,810	63,336	123,633
Total earning assets (before allowance)	$3,209,804	3,080,778	3,062,495	3,001,154	3,024,134
Total assets	$3,441,774	3,312,648	3,295,129	3,232,038	3,249,794
Noninterest-bearing deposits	$852,247	905,065	893,181	848,650	805,214
Interest-bearing deposits	$1,668,563	1,579,632	1,628,346	1,635,755	1,690,135
Total deposits	$2,520,810	2,484,697	2,521,527	2,484,405	2,495,349
Total borrowed funds	$532,864	434,365	383,830	365,124	376,890
Total interest-bearing liabilities	$2,201,427	2,013,997	2,012,176	2,000,879	2,067,025
Shareholders' equity	$376,103	370,175	377,574	365,521	365,521